UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

Fortress Exploration, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26703	98-0206030
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 Vista Parkway, Suite 4022 West Palm Beach, Florida	33411
(Address of Principal Executive Office)	(Zip Code)

(561) 939-4890
(Issuer's Telephone Number)

None
 (Former name or former address, if changes since last report)

SECTION 8 – OTHER EVENTS

ITEM 8.01 – Other Events

(a.)  The Company is pleased to announce that effective June 4, 2010, it will be operating as a Nevada corporation following completion of its merger into Fortress Exploration, Inc., a Nevada Corporation formed solely for the purpose of reincorporating the Company in the State of Nevada.  Each holder of Common Stock of the Company will receive one (1) share of $0.00005 par value common stock in the Nevada corporation for one (1) issued and outstanding shares of Common Stock held in the Company and holders of Preferred Stock of the Company will receive one (1) share of $0.0001 par value preferred stock in the Nevada corporation with the same rights and preferences as the Preferred Stock for one (1) issued and outstanding shares of Preferred Stock held in the Company.  The purpose of this merger is to change the Company’s domicile from Delaware to Nevada.

No exchange of shares is required.  Existing certificates and evidences of ownership in the Delaware corporation will be recognized as valid certificates and evidences of ownership in the Nevada corporation.  The Company and the Transfer Agent are prepared to recognize and honor such documents.

(b.)  The Company is pleased to announce that in June 2010 it will complete the forward split of its common stock of a ratio of three (3) for every one (1) share currently issued and outstanding.  The effective date of the forward split will be in June 2010 at a date and time approved by FINRA.  The Record Date for the forward split has been set by the Board of Directors for the opening of business on June 7, 2010 (or as soon thereafter as approved by FINRA).  Under the terms of the Resolution approved by the Board of Directors, no exchange of share certificates is required.  The Company intends to continue to use its current transfer agent in effecting the exchange of any certificates following the effectiveness of the forward stock split.  There will be no fractional shares in connection with the forward split.  Instead, any fractional share that results will be rounded up to the next whole share.

No exchange of shares is required.  Existing certificates will be recognized following the forward split.  The Company and the transfer agent are prepared to act on this basis.

EXHIBIT NUMBER	DESCRIPTION

3(i).2*	Articles of Incorporation filed in Nevada May 19, 2010

*  Filed Herewith.

SIGNATURES

In accordance with Section 13 of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fortress Exploration, Inc.
A Delaware Corporation

(Registrant)

By:  /s/   Leo J. Heinl
Leo J. Heinl, CEO, CFO, Chairman

Dated: June 4, 2010